Exhibit 1

Avricore Health Inc.

Condensed Interim Consolidated Financial Statements

(Unaudited)

For the three and nine months ended September 30, 2022 and 2021

(Expressed in Canadian Dollars)

Notice to Reader

Management has prepared the unaudited condensed interim consolidated financial statements for Avricore Health Inc. (the “Company”) in accordance with National Instrument 51-102 released by the Canadian Securities Administration. The Company discloses that its auditors have not reviewed the unaudited condensed interim consolidated financial statements for the period ended September 30, 2022 and 2021.

Avricore Health Inc.

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

	Note	Unaudited September 30, 2022	Audited December 31, 2021
		$	$
ASSETS

Current Assets
Cash and cash equivalents		869,129	2,012,995
Accounts receivable	4	379,539	91,548
Prepaid expenses and deposits	5	92,677	54,467
		1,341,345	2,159,010

Equipment	6	755,107	90,875
Intangible assets	7	31,565	31,508
Total Assets		2,128,017	2,281,393

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities	8	337,018	44,477
Loans payable	9	40,000	40,000
		377,018	84,477

SHAREHOLDERS’ EQUITY
Share capital	10	26,657,315	26,618,315
Reserves	10	5,883,240	5,794,718
Deficit		(30,789,556)	(30,216,117)
		1,750,999	2,196,916
Total Liabilities and Shareholders’ Equity		2,128,017	2,281,393

Nature of operations and going concern (Note 1)

Subsequent events (Note 17)

Approved and authorized on behalf of the Board of Directors on November 29, 2022.

“Hector Bremner”	“David Hall”

Hector Bremner, Director	David Hall, Chairman

The accompanying notes are an integral part of these condensed interim consolidated financial statements

2

Avricore Health Inc.

Condensed Interim Consolidated Statements of Operations and Comprehensive Loss

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

		Three months ended September 30		Nine months ended September 30
	Note	2022	2021	2022	2021
		$	$	$	$

Revenue		572,228	75,104	791,139	87,618

Cost of sales		356,267	54,549	503,191	66,414
Gross profit		215,961	20,555	287,948	21,204

Expenses
Advertising and promotion		468	-	2,755	-
Amortization	6 & 7	75,373	8,801	105,017	12,379
Consulting	12	45,000	98,075	145,000	287,275
General and administrative	11	84,434	38,029	191,335	133,020
Management Fees	12	45,000	37,500	120,000	167,500
Shareholder communications		57,416	168,860	97,798	253,917
Professional fees	12	33,440	33,879	116,759	141,384
Share-based compensation	10 & 12	58,354	74,722	88,522	486,622
		399,485	459,866	867,186	1,482,097
Other income (expense)
Finance costs	9	-	-	-	(38,438)
Interest income		3,126	-	5,799	94

Net loss and comprehensive loss for the period		(180,398)	(439,311)	(573,439)	(1,499,237)

Basic and Diluted Loss Per Share		(0.00)	(0.00)	(0.01)	(0.02)
Weighted Average Number of Common Shares Outstanding		97,698,577	96,060,838	97,681,763	91,040,600

Segmented information (Note 14)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

3

Avricore Health Inc.

Condensed Interim Consolidated Statements of Changes in Equity

For the nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

	Number of Shares	Share Capital	Shares Subscribed	Warrant Reserve	Option Reserve	Deficit	Total
		$	$	$	$	$	$
Balance, December 31, 2020	69,795,584	22,286,852	10,000	914,531	4,582,561	(28,507,985)	(714,041)
Shares issued for cash	15,740,000	2,414,000	(10,000)	-	-	-	2,404,000
Exercise of warrants	9,539,660	1,727,282	-	(151,395)	-	-	1,575,887
Exercise of options	1,666,072	312,052	-	-	(186,395)	-	125,657
Share issued for services	275,000	38,500	-	-	-	-	38,500
Share issuance costs	-	(237,315)	-	139,625	-	-	(97,690)
Share-based compensation	-	-	-	-	486,622	-	486,622
Net loss for the period	-	-	-	-	-	(1,499,237)	(1,499,237)
Balance, September 30, 2021	97,016,316	26,541,371	-	902,761	4,882,788	(30,007,222)	2,319,698
Balance, December 31, 2021	97,535,264	26,618,315	-	902,761	4,891,957	(30,216,117)	2,196,916
Exercise of warrants	160,000	24,000	-	-	-	-	24,000
Exercise of options	150,000	15,000	-	-	-	-	15,000
Share-based compensation	-	-	-	-	88,522	-	88,522
Net loss for the period	-	-	-	-	-	(573,439)	(573,439)
Balance, September 30, 2022	97,845,264	26,657,315	-	902,761	4,980,479	(30,789,556)	1,750,999

The accompanying notes are an integral part of these condensed interim consolidated financial statements

4

Avricore Health Inc.

Condensed Interim Consolidated Statements of Cash Flows

For the nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

	2022	2021
	$	$
Operating Activities
Net loss	(573,439)	(1,499,237)
Adjustment for non-cash items:
Amortization	105,017	12,379
Finance cost	-	38,438
Share-based payments	88,522	486,622

Change in working capital items:
Accounts receivable	(287,991)	(89,588)
Prepaid expenses and deposits	(38,210)	47,498
Accounts payable and accrued liabilities	292,541	43,802
Net cash used in operating activities	(413,560)	(960,086)

Investing Activities
Intangible assets	(5,171)	(27,010)
Purchase of equipment	(764,135)	(99,008)
Net cash used in investing activities	(769,306)	(126,018)

Financing Activities
Proceeds from issuance of shares	-	2,404,000
Proceeds from exercise of warrants	24,000	1,575,887
Proceeds from exercise of stock options	15,000	125,657
Share issuance costs	-	(97,690)
Loan repaid	-	(1,000,000)
Net cash provided by financing activities	39,000	3,007,854

(Decrease) increase in Cash and Cash Equivalents	(1,143,866)	1,921,750
Cash and Cash Equivalents, Beginning of period	2,012,995	302,715
Cash and Cash Equivalents, End of period	869,129	2,224,465

Cash and Cash Equivalents Consist of:
Cash	559,129	1,914,465
Guaranteed investment certificates	310,000	310,000
Cash and Cash Equivalents	869,129	2,224,465

Supplemental cash flow information (Note 15)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

5

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Avricore Health Inc. (the “Company”) was incorporated under the Company Act of British Columbia on May 30, 2000. The Company’s common shares trade on the TSX Venture Exchange (the “Exchange”) under the symbol “AVCR” and are quoted on the OTCIQ Market as “NUVPF”. The Company’s registered office is at 700 – 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5.

The Company is involved in the business of health data and point-of-care technologies (“POCT”).

The condensed interim consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operations for the foreseeable future and be able to realize assets and satisfy liabilities in the normal course of business. The Company has always experienced operating losses and negative operating cash flows. Operations have been funded by the issuance of share capital. These conditions may cast substantial doubt on the Company’s ability to continue as a going concern.

The continuation of the Company as a going concern is dependent upon its ability to generate revenue from its operations, or raise additional financing to cover ongoing cash requirements. The condensed interim consolidated financial statements do not reflect any adjustments, which could be material, to the carrying values of assets and liabilities, which may be required should the Company be unable to continue as a going concern.

	September 30, 2022	December 31, 2021
	$	$
Deficit	(30,789,556)	(30,216,117)

In March 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) a global pandemic. Since then, several measures have been implemented in Canada and the rest of the world in response to the increased impact from COVID-19. The Company continues to operate the business forward at this time. While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impacts of COVID-19 on the Company’s operations, including the duration and impact on the Company’s future plans, cannot be reasonably estimated at this time.

2.	BASIS OF PRESENTATION

a)	Statement of Compliance

The condensed interim consolidated financial statements for the period ended September 30, 2022 have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), IAS 34 Interim Financial Reporting. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Company’s annual consolidated financial statements as at and for the year ended December 31, 2021. The accounting policies followed in these interim financial statements are consistent with those applied in the Company’s most recent annual financial statements for the year ended December 31, 2021.

6

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

a)	Statement of Compliance (continued)

The condensed interim consolidated financial statements of the Company have been prepared on an accrual basis and are based on historical costs, modified where applicable. The significant accounting policies are presented in Note 3 of the annual consolidated financial statements for the year ended December 31, 2021 and have been consistently applied in each of the periods presented. The condensed interim consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency, unless other indicated.

The preparation of condensed interim consolidated financial statements in accordance with IFRS requires the Company’s management to make estimates, judgments and assumptions that affect amounts reported in the condensed interim consolidated financial statements and accompanying notes. The areas involving a higher degree of judgment and complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below. Actual results might differ from these estimates. The Company’s management reviews these estimates and underlying judgments on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the year in which the estimates are revised.

b)	Basis of consolidation

Condensed interim consolidated financial statements include the assets, liabilities and results of operations of all entities controlled by the Company. Inter-company balances and transactions, including unrealized income and expenses arising from inter-company transactions, are eliminated in preparing the Company’s the condensed interim consolidated financial statements. Where control of an entity is obtained during a financial year, its results are included in the consolidated statements of operations and comprehensive loss from the date on which control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control exists.

These condensed interim consolidated financial statements include the accounts of the Company and its controlled wholly owned subsidiary HealthTab™ Inc.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting estimates and judgments

Estimates

Significant estimates used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

Share-based payments

The Company grants share-based awards to certain directors, officers, employees, consultants and other eligible persons. For equity-settled awards, the fair value is charged to the statement of operations and comprehensive loss and credited to the reserves over the vesting period using the graded vesting method, after adjusting for the estimated number of awards that are expected to vest.

7

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant accounting estimates and judgments (continued)

The fair value of equity-settled awards is determined at the date of the grant using the Black-Scholes option pricing model. For equity-settled awards to non-employees, the fair value is measured at each vesting date. The estimate of warrant and option valuation also requires determining the most appropriate inputs to the valuation model, including the volatility, expected life of warrants and options, risk free interest rate and dividend yield. Changes in these assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable measure of the fair value of the Company’s options and warrants issued. Management must also make significant judgments or assessments as to how financial assets and liabilities are categorized.

Judgements

Significant judgments used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

Revenue recognition

Revenue is recognized when the revenue recognition criteria expressed in the accounting policy have been met. Judgment may be required when allocating revenue or discounts on sales amongst the various elements in a sale involving multiple deliverables.

Deferred income taxes

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company operates are subject to change. The determination of income tax expense and deferred tax involves judgment and estimates as to the future taxable earnings, expected timing of reversals of deferred tax assets and liabilities, and interpretations of laws in the countries in which the Company operates. The Company is subject to assessments by tax authorities who may interpret the tax law differently. Changes in these estimates may materially affect the final amount of deferred taxes or the timing of tax payments. If a positive forecast of taxable income indicates the probable use of a deferred tax asset, especially when it can be utilized without a time limit, that deferred tax asset is usually recognized in full.

Going concern

The Company’s management has made an assessment of the Company’s ability to continue as a going concern and is satisfied that the Company has the resources to continue in business for the foreseeable future. The factors considered by management are disclosed in Note 1.

4.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable consists of the following:

	September 30, 2022	December 31, 2021
	$	$
Trade receivables	366,442	83,847
GST receivable	13,097	7,701
	379,539	91,548

8

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

5.	PREPAID EXPENSES AND DEPOSITS

The balance consists of prepaid expenses to vendors of $52,114 (December 31, 2021 - $35,949), prepaid business insurance of $28,563 (December 31, 2021 - $6,518) and security deposits of $12,000 (December 31, 2021 - $12,000).

6.	EQUIPMENT

Equipment
$
Cost
Balance, December 31, 2020	-
Additions	105,358
Balance, December 31, 2021	105,358
Additions	764,135
Balance, September 30, 2022	869,493

Accumulated Amortization
Balance, December 31, 2020	-
Amortization	14,483
Balance, December 31, 2021	14,483
Amortization	99,903
Balance, September 30, 2022	114,386

Carrying value
As at December 31, 2021	90,875
As at September 30, 2022	755,107

9

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

7.	INTANGIBLE ASSETS

	Software	HealthTab™	Corozon	Emerald	Total
	$	$	$	$	$
Cost
Balance, December 31, 2020	-	1	1	1	3
Additions	35,006	-	-	-	35,006
Balance, December 31, 2021	35,006	1	1	1	35,009
Additions	5,171	-	-	-	5,171
Balance, September 30, 2022	40,177	1	1	1	40,180

Accumulated Amortization
Balance, December 31, 2020	-	-	-	-	-
Amortization	3,501	-	-	-	3,501
Balance, December 31, 2021	3,501	-	-	-	3,501
Amortization	5,114	-	-	-	5,114
Balance, September 30, 2022	8,615	-	-	-	8,615

Carrying value
As at December 31, 2021	31,505	1	1	1	31,508
As at September 30, 2022	31,562	1	1	1	31,565

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued costs consist of the following:

	September 30, 2022	December 31, 2021
	$	$
Trade accounts payable	337,018	44,477
Accrued liabilities	-	-
	337,018	44,477

9.	LOANS PAYABLE

During the year ended December 31, 2020, the Company entered into a loan agreement with a third party for a secured loan in the amount of $1,000,000 (the “Loan”). The Loan was for a term of one year from the date of receipt of the funds, bore interest at a rate of 10% per annum and was secured with all of the present and after-acquired property of the Company. The loan was subject to an interest reserve of $100,000 held back from the loan advance. The Company paid a loan application fee in the amount of $30,000 and issued 3,480,000 bonus shares with a fair value of $52,500, which was recorded against the carrying value of the Loan.

10

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

9.	LOANS PAYABLE (continued)

During the three and nine months ended September 30, 2022, the Company recorded $Nil (2021 - $nil and $21,096) as interest expense and recorded $Nil (2021 - $nil and$17,342) as accretion expense on the loan which was been included in finance cost in the condensed interim consolidated statements of operations and comprehensive loss. During the nine months ended September 30, 2021, the Company repaid the outstanding loan balance of $1,000,000 at the end of the term.

During the year ended December 31, 2020, the Company received a Canada Emergency Business Account loan of $40,000 to be repaid on or before December 31, 2025. The loan is interest-free until December 31, 2023. Thereafter, the outstanding loan balance will bear interest at the rate of 5% per annum.

10.	SHARE CAPITAL

Authorized share capital

Authorized: Unlimited number of common shares without par value.

Issued share capital

During the period ended September 30, 2022:

The Company issued 160,000 common shares upon exercise of warrants for gross proceeds of $24,000.

The Company issued 150,000 common shares upon exercise of stock options for gross proceeds of $15,000.

During the year ended December 31, 2021:

The Company issued 10,058,660 common shares upon exercise of warrants for gross proceeds of $1,653,737.

The Company issued 1,666,020 common shares upon exercise of stock options for gross proceeds of $125,657.

The Company issued 275,000 common shares valued at $38,500 to a consultant in exchange for services received.

On February 12, 2021, the Company completed a non-brokered private placement and issued 7,000,000 units at a price of $0.22 per unit for gross proceeds of $1,540,000. Each unit consisted of one common share and one share purchase warrant entitling the holder thereof to acquire an additional common share of the Company at a price of $0.30 per share for a period of 12 months from the date of closing subject to an accelerated expiry condition. The Company’s directors and officers participated in the private placement. The Company paid finder’s fee totaling $56,320 and issued 256,000 finder’s warrants valued at $39,206.

On January 28, 2021, the Company closed the final tranche of a non-brokered private placement and issued 8,740,000 units at a price of $0.10 per unit for gross proceeds of $874,000. Each unit consisted of one common share and one share purchase warrant entitling the holder thereof to acquire an additional common share of the Company at a price of $0.15 per share for a period of 12 months from the date of closing subject to an accelerated expiry condition. The Company’s directors and officers participated in the private placement. The Company paid finder’s fee totaling $27,800 and issued 278,000 finder’s warrants valued at $100,419.

11

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

10.	SHARE CAPITAL (continued)

Stock options

The Company has adopted an incentive share purchase option plan under the rules of the Exchange pursuant to which it is authorized to grant options to executive officers, directors, employees and consultants, enabling them to acquire up to 10% of the issued and outstanding common shares of the Company. The options can be granted for a maximum term of ten years and generally vest either immediately or in specified increments of up to 25% in any three-month period.

The changes in stock options including those granted to directors, officers, employees and consultants are summarized as follows:

	Period ended September 30, 2022		Year ended December 31, 2021
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Beginning Balance	7,880,052	$0.13	6,706,072	$0.08
Options granted	2,825,000	$0.15	2,840,000	$0.22
Expired/Cancelled	(1,570,052)	$0.13	-	-
Exercised	(150,000)	$0.10	(1,666,020)	$0.08
Ending Balance	8,985,000	$0.14	7,880,052	$0.13
Exercisable	6,160,000	$0.14	7,692,552	$0.13

The following table summarizes information about stock options outstanding and exercisable as at September 30, 2022:

Exercise Price	Expiry date	Options
		Outstanding	Exercisable
$0.10	December 8, 2022	650,000	650,000
$0.10	March 27, 2023	200,000	200,000
$0.17	March 31, 2023	250,000	250,000
$0.10	April 11, 2023	150,000	150,000
$0.075	January 24, 2024	140,000	140,000
$0.06	April 1, 2024	140,000	140,000
$0.05	October 1, 2024	1,470,000	1,470,000
$0.08	November 18, 2025	500,000	500,000
$0.08	December 8, 2025	710,000	710,000
$0.19	January 28, 2026	150,000	150,000
$0.25	March 22, 2026	1,800,000	1,800,000
$0.15	August 10, 2026	2,725,000	-
$0.15	August 12, 2026	100,000	-
		8,985,000	6,160,000

The weighted average remaining life of the stock options outstanding at September 30, 2022 is 3.13 years. The weighted average fair value of options granted during the nine months ended September 30, 2022 is $0.13 per option.

12

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

10.	SHARE CAPITAL (continued)

Share-based compensation

Share-based compensation of $58,354 and $88,522 was recognized during the three and nine months ended September 30, 2022 (2021 - $74,722 and $486,622), respectively, for stock options granted, vested, and repriced during the period. Options issued to directors and officers of the Company vested immediately, while those issued to consultants vest over one year, however, the Board may change such provisions at its discretion or as required on a grant-by-grant basis.

Share-based payments for options granted and repriced was measured using the Black-Scholes option pricing model with the following assumptions:

	2022	2021
Expected life	5 years	5 years
Volatility	139% - 153%	134% - 146%
Dividend yield	0%	0%
Risk-free interest rate	2.75% - 2.97%	0.41% - 0.99%

Option pricing models require the use of highly subjective estimates and assumptions, including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

Warrants

The Company has issued warrants entitling the holders to acquire common shares of the Company. The summary of changes in warrants is presented below.

	Period ended September 30, 2022		Year ended December 31, 2021
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Beginning Balance	18,781,066	$0.21	18,743,226	$0.16
Warrants issued	-	-	16,274,000	$0.22
Warrants exercised	(160,000)	$0.15	(10,058,660)	$0.16
Warrants expired	(17,850,333)	$0.22	(6,177,500)	$0.15
Outstanding	770,733	$0.20	18,781,066	$0.21

The following table summarizes information about warrants outstanding and exercisable as at September 30, 2022:

Exercise Price	Expiry date	Warrants Outstanding
$0.20	November 27, 2022	770,733

The weighted average remaining life of the warrants outstanding at September 30, 2022 is 0.01 years.

13

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

10.	SHARE CAPITAL (continued)

Fair value of the finder’s warrants granted was measured using the Black-Scholes pricing model with the following assumptions:

	2022	2021
Expected life	-	1 year
Volatility	-	190%
Dividend yield	-	0%
Risk-free interest rate	-	0.26%

Black-Scholes pricing models require the use of highly subjective estimates and assumptions, including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

11.	GENERAL AND ADMINISTRATIVE EXPENSES

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	$	$	$	$
Bank service charges	1,544	1,386	4,082	5,226
Filing and registration fees	18,933	1,020	41,004	43,124
Foreign exchange	725	759	825	324
Insurance	20,008	10,629	42,987	34,789
Investor relations	-	-	-	5,312
Office maintenance	7,961	9,439	19,435	24,902
Payroll	16,278	-	18,535	-
Regulatory fees	-	8,380	3,842	8,380
Rent	4,500	6,300	12,300	9,510
Travel	14,485	116	48,325	1,453
	84,434	38,029	191,335	133,020

12.	RELATED PARTY TRANSACTIONS

For the three and nine months ended September 30, 2022 and 2021, the Company recorded the following transactions with related parties:

a)	$45,500 and $120,000 in management fees (2021 - $37,500 and $112,500), respectively, to the Chief Executive Officer of the Company along with a bonus award of $Nil (2021 - $nil and $35,000).

b)	$Nil in management fees to the former President and Chief Executive Officer of the Company (2021 - $nil and $$20,000).

c)	$32,100 and $92,100 in professional fees (2021 - $30,000 and $90,000), respectively, to a company controlled by the Chief Financial Officer of the Company along with a bonus award of $Nil (2021 - $nil and $30,000).

d)	$60,000 and $120,000 in consulting fees (2021 - $30,000 and $90,000) to the Chief Technology Officer of the Company along with a bonus award $Nil (2021 - $nil and $35,000).

14

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

12.	RELATED PARTY TRANSACTIONS (continued)

Related party transactions not otherwise described in the condensed interim consolidated financial statements are shown below. The remuneration of the Company’s directors and other members of key management, who have the authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, consist of the following:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	$	$	$	$
Consulting fees	60,000	30,000	120,000	125,000
Management fees	45,000	37,500	120,000	167,500
Professional fees	32,100	30,000	92,100	120,000
Share-based compensation	27,887	-	40,016	264,393
	164,987	97,500	372,116	676,893

There were no amounts due to related parties as at September 30, 2022 and December 31, 2021.

13.	CAPITAL DISCLOSURES

The Company includes shareholders’ equity in the definition of capital. The Company’s objective when managing capital is to maintain sufficient cash resources to support its day-to-day operations. The availability of capital is solely through the issuance of the Company’s common shares. The Company will not issue additional equity until such time when funds are needed and the market conditions become favorable to the Company. There are no assurances that funds will be made available to the Company when required. The Company makes every effort to safeguard its capital and minimize its dilution to its shareholders.

The Company is not subject to any externally imposed capital requirements. There were no changes in the Company’s approach to capital management during the period ended September 30, 2022.

14.	SEGMENTED INFORMATION

At September 30, 2022 and December 31, 2021, the Company has only one segment, being the HealthTab™ - Point of Care Business in Canada.

15.	SUPPLEMENTAL CASH FLOW INFORMATION

During the nine months ended September 30, 2021, the Company:

- Issued common shares against subscriptions of $10,000 received in prior year.

- Issued 275,000 common shares valued at $38,500 for services received.

15

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

16.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and loans payable. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities. The Company has exposure to credit risk, liquidity risk and market risk as a result of its use of financial instruments.

This note presents information about the Company’s exposure to each of the above risks and the Company’s objectives, policies and processes for measuring and managing these risks. Further quantitative disclosures are included throughout the consolidated financial statements. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Board has implemented and monitors compliance with risk management policies.

a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are held through a large Canadian financial institution. The cash equivalent is composed of a guaranteed investment certificate and is issued by a Canadian bank with high investment-grade ratings. The Company does not have financial assets that are invested in asset-backed commercial paper.

The Company performs ongoing credit evaluations of its accounts receivable but does not require collateral. The Company establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers and historical data.

Approximately 96% of trade receivables are due from one customer at September 30, 2022 (2021 – 76% from one customer).

b)	Liquidity risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. Due to the ongoing COVID-19 pandemic, liquidity risk has been assessed as high.

The Company monitors its spending plans, repayment obligations and cash resources, and takes actions with the objective of ensuring that there is sufficient capital in order to meet short-term business requirements. To facilitate its expenditure program, the Company raises funds primarily through public equity financing. The Company anticipates it will have adequate liquidity to fund its financial liabilities through future equity contributions, however, there can be no guarantees that sufficient funds will be raised.

As at September 30, 2022, the Company’s liabilities were comprised of accounts payable and accrued liabilities, and loans payable of $337,018 (December 31, 2021 - $84,477).

16

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2022 and 2021

(Unaudited - Expressed in Canadian Dollars)

16.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued)

c)	Market risk

Market risk for the Company consists of currency risk and interest rate risk. The objective of market risk management is to manage and control market risk exposure within acceptable limits, while maximizing returns.

Currency risk

Foreign currency risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. As all of the Company’s purchases and sales are denominated in Canadian dollars, and it has no significant cash balances denominated in foreign currencies, the Company is not exposed to foreign currency risk at this time.

Interest rate risk

Interest rate risk is the risk that fair values or future cash flows will fluctuate as a result of changes in market interest rates. In respect of financial assets, the Company’s policy is to invest cash at floating interest rates and cash reserves are to be maintained in cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. The Company is not exposed to significant interest rate risk.

d)	Fair value of financials instruments

The fair values of financial assets and financial liabilities are determined as follows:

Cash and cash equivalents are measured at fair value. For accounts receivable, accounts payable, and loans payable carrying amounts approximate fair value due to their short-term maturity;

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities and amounts resulting from direct arm’s length transactions.

Cash and cash equivalents are valued using quoted market prices or from amounts resulting from direct arm’s length transactions. As a result, these financial assets have been included in Level 1 of the fair value hierarchy.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full contractual term. Derivatives are included in Level 2 of the fair value hierarchy as they are valued using price models. These models require a variety of inputs, including, but not limited to, contractual terms, market prices, forward price curves, yield curves and credit spreads. The Company’s lease liabilities are at this level.

Level 3: Inputs for the asset or liability are not based on observable market data. Currently, the Company has no financial instruments at this level.

17.	SUBSEQUENT EVENTS

a)	The Company issued 749,400 common shares upon exercise of warrants for gross proceeds of $149,880.
b)	21,333 warrants with exercise price of $0.20 expired unexercised.
c)	The Company issued 25,000 common shares upon exercise of options for gross proceeds of $2,500.
d)	The Company granted 300,000 share options with an exercise price of $0.16, exercisable for 5 years and vesting quarterly.

17